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                                                                    Exhibit 99.1


TWEETER HOME ENTERTAINMENT GROUP ANNOUNCES AN AGREEMENT IN PRINCIPLE TO ACQUIRE UNITED AUDIO CENTERS, INC. IN CHICAGO.



CANTON, MA. January 20, 2000 -- Tweeter Home Entertainment Group, Inc., (Nasdaq:
TWTR) announced today that it has reached an agreement in principle to acquire United Audio Centers, Inc., located in the greater Chicago, Illinois area. United Audio is a seven-store specialty consumer electronics retailer with annual sales of approximately $48 million, and has been in business in the Chicago market for over 40 years. The companies expect to complete the transaction on or about April 1, 2000. The agreement in principle to acquire United Audio is subject to various terms and conditions, and is subject to regulatory approval.

Tweeter Home Entertainment Group expects to exchange Tweeter common stock with an approximate current value of $6.5 million, for 100% of the common stock of United Audio. The company intends to issue these shares from its shelf registration filed on April 13, 1999, and amended on December 23, 1999. The transaction is expected to qualify as a tax-free reorganization for tax purposes, and will be accounted for as a purchase.

Jeffrey Stone, Tweeter's President and Chief Executive Officer said, "The United Audio acquisition is another important step in Tweeter's growth. Recognized by Audio Video International Magazine as one of the top ten retailers in the consumer electronics industry in 1999, United is an industry leader in combining quality products, knowledgeable sales consultants and high levels of service. Tweeter expects to grow United Audio's presence in the greater Chicago area over the next several years and use the Chicago marketplace as a springboard into other surrounding cities."

Shelley Miller, United's CEO will be joining the Tweeter Home Entertainment Group in a Senior Vice President capacity and will be moving his family to the Boston area. A 26-year veteran of the industry, Shelley will add depth to the Company's already strong executive team and will play an important role in the continued expansion of the business.

Stone added that, "We also expect to open up to 11 more new stores between now and the end of fiscal 2000 and relocate three more existing stores. This is in addition to the three new stores and one relocation that have already been completed this year. With the addition of the seven United Audio stores, we expect to add a total of 21 stores in fiscal 2000, up from the previously announced 16 stores."

According to Joe McGuire, Tweeter's CFO, "We expect that the acquisition of United Audio will have a neutral effect on our earnings for the remainder of the fiscal year. After fiscal 2000, we expect this acquisition to contribute to earnings per share growth as we further develop the greater Chicago market where United Audio currently operates."


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Tweeter Home Entertainment Group, Inc. (Nasdaq: TWTR) was founded in 1972 by current Chairman Sandy Bloomberg. Based in Canton, Massachusetts, the company is a specialty retailer of mid- to high-end audio and video consumer electronics products. The company's fiscal 1999 revenues were $283.3 million, and it was named "Consumer Electronics Retailer of the Year" for 1996, 1997 and 1999 by AudioVideo International Magazine, the country's leading consumer electronics industry trade publication. The company employs approximately 1,700 associates. It operates 76 stores under the Tweeter, etc, Bryn Mawr Stereo & Video, HiFi Buys, Home Entertainment and DOW Stereo/Video names in the New England, Mid-Atlantic, Southeastern, Texas and San Diego California markets, respectively.

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      For further information, contact Anne-Marie Boucher at 781 830 3478, fax 781 830 3223 or email at amboucher@twtr.com. Additional information on
      Tweeter Home Entertainment Group can also be found on the company's web site at www.twtr.com.

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Certain statements contained in this press release, including, without limitation, statements containing the words "expects," "anticipates," "believes," and words of similar import, constitute "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The financial and other projections included in this press release concerning United Audio's results following the planned acquisition are based on various assumptions, including that Tweeter will complete the acquisition as currently contemplated. It is possible that Tweeter's acquisition of United Audio will not be completed as currently planned. Further, these projections involve future operations and revenues and are therefore speculative. While Tweeter's management believes that the projections are based on reasonable assumptions concerning United Audio's operations and revenues following the completion of the planned acquisition, such operations and revenues may differ significantly from management's current expectations. These forward looking statements and projections are subject to various risks and uncertainties, including risks associated with the difficulty of integrating United Audio with the Tweeter business model, the potential failure to achieve the beneficial synergies expected to result from the acquisition, risks associated with management of growth, the risks of economic downturns generally, and in Tweeter's industry specifically, the risks associated with competitive pricing pressure and seasonal fluctuations, the risks associated with the potential failure by Tweeter to anticipate and react to changes in consumer demand and preferences, Tweeter's dependence on key personnel, the risks associated with obtaining financing for our business model, and those risks referred to in Tweeter's Registration Statement on Form S-3 (SEC file number 333-94433) and Tweeter's other filings with the Securities and Exchange Commission (copies of which may be accessed through the SEC's web site at http:\\www.sec.gov), that could cause actual future results and events to differ materially from those currently anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements and financial projections.
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